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Exhibit 99.3



                        MULTIMEDIA GAMES, INC. ANNOUNCES
                        FILING OF REGISTRATION STATEMENT


DECEMBER 4, 1996, TULSA, OK - MULTIMEDIA GAMES, INC. (NASD; MGAM) announced today that is has filed a registration statement with the Securities and Exchange Commission for the sale of approximately 2.3 million shares of the Company's common stock held by various selling stockholders. The Company will not receive any of the proceeds from the sale of the shares sold by the selling stockholders.

Substantially all of the shares of the Selling Stockholders being registered by the company are subject to agreements between the Selling Stockholders and the placement agent, Walsh Manning Securities, Inc., which do not allow the Selling Stockholders to dispose of their shares without the written consent of Walsh Manning.

MULTIMEDIA GAMES, INC., through its wholly owned subsidiary, MegaBingo, Inc. has exclusive contracts with over 50 Indian nations to provide linked games that are integrated among multiple halls. MULTIMEDIA GAMES, INC. is the nation's leading provider of linked high-stakes bingo games, electronic based bingo games and data processing services and product to the Indian gaming industry.

Contact:         Mike Howard               Multimedia Games, Inc.
                 Gordon Graves             (800) 726-2494